SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 14, 2002 (Date of earliest event reported)

D E E R E & C O M P A N Y
(Exact name of registrant as specified in charter)

DELAWARE (State or other jurisdiction of incorporation)

1-4121 (Commission File Number)

36-2382580 (IRS Employer Identification No.)

One John Deere Place Moline, Illinois 61265 (Address of principal executive offices and zip code)

(309)765-8000 (Registrant's telephone number, including area code)

______________________________________________
(Former name or former address, if changed since last report.)

Item 5.	Other Events.

      The following consists of Deere & Company's press release dated May 14, 2002 concerning second-quarter of fiscal 2002 financial results and supplemental financial information filed as Exhibit 20 to this report and incorporated by reference herein.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.
	(c)	Exhibits
		(20)	Press release and supplemental financial information

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ NATHAN J. JONES Senior Vice President and Chief Financial Officer

Dated: May 14, 2002

Exhibit Index

Number and Description of Exhibit	Sequential Page Number

(20)	Press release and supplemental financial information	Pg. 5

Deere & Company One John Deere Place, Moline, IL 61265 USA Phone: 309-765-8000 www.JohnDeere.com
NEWS RELEASE

For immediate release: May 14, 2002

Deere Profit Up 11% in Second Quarter;
Expense Reduction, Price Realization Boost Results

● Second-quarter net income increases 11%, to $142 MM, on 5% sales gain
● Benefits seen from lower expenses and improved pricing
● Year's outlook remains guarded for key businesses
● Rigorous expense reduction and asset management remain top priorities

      MOLINE, Illinois (May 14, 2002) Deere & Company today reported worldwide net income of $141.8 million, or $0.59 per share, for the second quarter ended April 30. This represented an 11 percent increase over last year's quarterly net income of $127.8 million, or $0.54 per share. For the first six months, net income was $103.6 million, or $0.43 per share, compared with $184.2 million, or $0.78 per share, last year.

      "Deere's second-quarter performance is beginning to demonstrate the benefits of our actions aimed at improved asset and operating efficiency," said Robert W. Lane, chairman and chief executive officer. "Although it's early, we are also encouraged by positive customer response to the unprecedented number of new John Deere products entering markets worldwide this year."

      Worldwide net sales and revenues were $3.987 billion for the second quarter and $6.509 billion for the first six months of 2002, compared with last year's respective totals of $3.809 billion and $6.514 billion. Net sales were $3.409 billion for the quarter and $5.347 billion for six months, compared with $3.262 billion and $5.405 billion last year. The increase for the quarter was due to higher agricultural-equipment sales, primarily overseas, the inclusion of sales from John Deere Landscapes (formed 2001), and higher sales of core commercial and consumer products. Partially offsetting these sales increases was the impact of the divestiture of the company's handheld-products operation. The sales decrease for six months was primarily due to lower sales of construction and forestry equipment, the effect of the handheld-products divestiture, and lower shipments of core commercial and consumer products. Partially offsetting these factors were the sales from John Deere Landscapes and improved agricultural-equipment sales. Compared with last year, overseas net sales increased 12 percent for the quarter and 9 percent for the first six months. The overseas sales improvement for both periods was primarily due to higher agricultural equipment sales in Europe, partially offset by the impact of exchange rates. Without the exchange-rate impact, overseas net sales would have been up 15 percent for the quarter and 12 percent year to date.

      Deere's equipment operations reported operating profit of $217 million for the quarter and $82 million for the first six months of 2002, compared with $215 million and $285 million, respectively, last year. (Operating results exclude the impact of interest, taxes and other corporate expenses.) The increase in operating profit for the quarter was primarily due to expense reductions and improved price realization. Partially offsetting was the compensation paid to the company's credit operations for dealer receivables. As previously announced, Deere's equipment divisions began selling a significant portion of these receivables to credit at the end of last year. Also having a negative impact on the quarterly results were lower production and sales volumes of the construction and forestry division and higher post-retirement benefit costs. Results also were adversely affected by expenses related to previously announced restructuring actions and by costs in connection with the company's minority investment in Nortrax, Inc., a venture involved in the ownership and development of several Deere construction-equipment dealer locations.

Page 5

      The deterioration in equipment operating results for the first half of 2002 was primarily due to the planned lower volume of production and sales in the first quarter and related manufacturing inefficiencies. Year-to-date results were also negatively affected by the compensation paid to credit for trade receivables sold, higher post-retirement benefit costs, restructuring charges, and costs related to Nortrax. Also having a negative effect on year-to-date results were losses in Argentina and costs associated with the start-up of new products. Partially offsetting these factors were expense reductions and improved price realization.

      Deere equipment operations had net income of $94.9 million for the quarter and a $15.6 million net loss for the first six months of 2002, compared with net income of $89.1 million and $93.2 million in the respective periods last year. The same operating factors mentioned above affected these results. In addition, 2002 results for both periods benefited from lower interest expense.

      Although operating assets of the equipment divisions increased seasonally during the second quarter and the first six months, trade receivables and inventories were down $843 million at the end of the quarter versus a year ago. In addition, the balance sheet showed marked improvement. The balance sheet of the equipment operations with financial services on the equity basis showed an improved ratio of net debt (interest-bearing debt less cash and cash equivalents) to total net debt and stockholders' equity of 20 percent at April 30, 2002, compared with 47 percent a year earlier.

●

Net sales of the worldwide agricultural equipment division increased 6 percent for the quarter and 2 percent for the first six months in comparison with last year. Excluding the impact of weaker foreign currencies, net sales increased 8 percent for the quarter and 3 percent year-to-date primarily due to higher sales in Europe, where a number of new products have made their debut. Division operating profit was $173 million for the quarter and $157 million for six months, compared with $131 million and $220 million last year. The increase in operating profit for the quarter was primarily due to improved price realization and expense reductions, partially offset by compensation to credit for receivables sold, and higher post-retirement benefit costs. On a year-to-date basis, the decrease in operating profit was mainly due to planned lower first-quarter production volumes and related manufacturing inefficiencies, higher new product start-up costs, increased post-retirement benefit costs, and the compensation to credit. Also having an adverse impact year-to-date were losses in Argentina related to the peso devaluation. Partially offsetting these factors were improved price realization and manufacturing and marketing expense reductions.

●

Operating profit of the worldwide commercial and consumer equipment division was $80 million for the second quarter and $37 million year to date, compared with $70 million and $77 million last year. Sales were up 5 percent for the quarter and flat for six months. Excluding acquisitions and divestitures, sales increased 7 percent for the quarter but were down 4 percent through six months. The quarterly sales improvement was due to the shipment of products in more direct alignment with seasonal demand. Operating profit for the quarter was higher mainly due to the impact of the higher sales and expense reductions partially offset by the compensation to credit. Lower six-month operating profit was mainly due to the impact of deep production cutbacks made in the first quarter in line with the division's asset-management goals, as well as compensation to credit. These factors were partially offset by expense reductions and the receipt of a fire-insurance settlement.

●

Deere's construction and forestry division had operating losses of $22 million for the quarter and $88 million for the first six months, compared with operating profit of $28 million and $19 million last year. Sales declined 1 percent for the quarter and 9 percent year to date, with respective production volumes at core facilities down 9 percent and 23 percent, reflecting weak market conditions and pricing. The operating-profit decreases were mainly due to lower production and sales volumes, higher sales incentives, costs related to the Nortrax investment, and increased post-retirement benefit costs. In addition, year-to-date results were negatively affected by costs for closing a commercial worksite-products factory in Tennessee and the relocation of these operations. Of benefit to the division for both periods was a reduction in operating expenses.

●

Net income of the credit operations was $47.3 million for the quarter and $123.3 million for the first six months, compared with $39.6 million and $92.1 million last year. The increases were due to higher gains on retail-note sales, an improved financing spread and income earned on Deere-dealer trade receivables. Partially offsetting these factors were loan-loss provisions recorded in the second quarter, including $28 million after-tax for potential losses related to two international trade finance customers that are affiliates of each other. In addition, the credit operations incurred losses in Argentina related to the peso devaluation.

Page 6
●

The company's other businesses had operating losses of $7 million for the quarter and $11 million for six months, compared with respective operating losses last year of $10 million and $21 million. Results were negatively affected by costs related to the closing of an Illinois manufacturing facility. Results for both years reflected new product development costs and goodwill amortization of the special-technologies group. These factors were partially offset in 2002 by higher profit of health-care operations and lower operating expenses of the remaining technology businesses.

Market Conditions & Outlook

      Based on the market conditions outlined below, net equipment sales are expected to be flat to slightly higher for the year, with equipment operating profit ranging from 0.5 to 1.5 percent of sales. For the third quarter, sales are currently forecast to be up 3 to 5 percent from the same period last year with equipment operating profit as a percent of sales in a range of 3 to 4 percent.

●

Agricultural Equipment:   Industry sales of farm machinery in the U.S. have continued to be restrained by low commodity prices and uncertainty over farm legislation. While positive for 2003, the new Farm Bill is not expected to have much effect on this year's sales. Similarly, economic-stimulus legislation providing a more generous first-year depreciation allowance on farm equipment should be modestly supportive of machinery sales next year, but the impact for 2002 is likely to be marginal. As a result, Deere continues to project that industry retail sales in the U.S. and Canada will be about the same for 2002 as last year. European industry-retail sales are expected to be flat to slightly higher for 2002 due in part to a record number of new John Deere products available this year. In Latin America, industry sales are now expected to be flat with last year as the effect of the economic crisis in Argentina offsets strength in Brazil.

●

Commercial & Consumer Equipment:   Excluding the impact of acquisitions and divestitures, shipments of John Deere commercial and consumer equipment are projected to be down 5 to 10 percent in 2002. The expected decline, consistent with the previous outlook, will result from continued caution on the part of consumers as well as aggressive steps to bring down asset levels. Dry-weather conditions and watering restrictions in some regional markets may put downward pressure on sales as well.

●

Construction & Forestry:   Deere continues to believe that U.S. and Canada industry-retail sales of construction and forestry equipment for 2002 will be down 10 to 15 percent from last year and that pricing will remain extremely weak. Sales are likely to continue being hampered by lagging business investment, an uncertain general construction outlook and weakness in sales to independent rental companies. Global sales of forestry products are forecast to continue running below year-earlier levels in response to soft market conditions.

●

Credit:   Net income of the company's credit operations should exceed last year, but is likely to fall short of the level previously forecast. Results will benefit from increased retail note-sale activity and fees from Deere-equipment dealer receivables. Such fees are expected to add $60 million to division net income for the full year. Partially offsetting these positive factors will be higher loan-loss reserves, as well as losses in Argentina. Credit net income for the full year is now expected to range from $210 million to $230 million.

Company On Track for Improvement

      Although an emerging economic recovery and new U.S. farm legislation point to a gradual improvement in key markets, Deere's financial results for the full year are likely to remain at modest levels. "We continue to believe that our businesses will be under pressure through at least the important spring- and summer-selling months, which typically account for the majority of our sales and profit," Lane stated. "However, with our efforts to bring down costs and operate with still-lower asset levels, we believe the company is on track for modestly improved performance this year. More importantly, the steps we are taking today are designed to build a better business and deliver much stronger levels of performance, especially when market conditions improve."

Page 7
John Deere Capital Corporation

      The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

      JDCC's net income was $42.6 million for the second quarter and $114.5 million for the first six months of 2002, compared with $35.4 million and $79.9 million, respectively, last year. As previously mentioned, beginning at the end of the last fiscal year, Deere Capital, Inc., a wholly owned subsidiary of JDCC, began acquiring most of the U.S. dealer receivables from Deere's equipment operations. The increases in income are due to higher gains on retail note sales, an improved financing spread and the income earned on Deere-dealer trade receivables. Partially offsetting these factors were loan-loss provisions recorded in the second quarter, including $28 million after-tax for potential losses related to two international trade finance customers that are affiliates of each other. In addition, JDCC incurred losses in Argentina related to the peso devaluation.

      Net receivables and leases financed by JDCC were $10.313 billion at April 30, 2002, compared with $8.230 billion one year ago. The increase resulted from acquisitions exceeding collections during the last twelve months -- including the acquisitions of the dealer receivables mentioned above -- partially offset by sales of retail notes. Net receivables and leases administered, which include receivables previously sold, totaled $13.340 billion at April 30, 2002, compared with $10.195 billion at April 30, 2001.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

      Statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company's businesses.

      Forward-looking statements involve certain factors that are subject to change, including for the agricultural equipment segment, the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, prices realized for commodities and livestock, summer weather and soil conditions, real estate values, the level and continuation of government farm programs, animal diseases (including further outbreaks of "mad cow" and "foot-and-mouth" diseases), crop pests, harvest yields and the level of farm product exports (including concerns about genetically modified organisms).

      Factors affecting the company's commercial and consumer equipment business include general economic conditions in the United States, consumer confidence, weather conditions, continued consumer acceptance of the company's new products and continuation of consumer borrowing patterns. The number of housing starts as well as levels of public and non-residential construction are especially important to sales of the company's construction equipment, while prices for pulp, lumber and structural panels are important to sales of forestry equipment.

      All of the company's businesses are affected by general economic conditions in and the political stability of the global markets in which the company operates, monetary and fiscal policies of various countries, actions by the Federal Reserve Board and other central banks, actions by the Securities and Exchange Commission and other regulatory bodies, actions by rating agencies, capital market disruptions, investor sentiment, inflation rates, interest rate levels, and currency exchange rates; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices, especially as to levels of new and used field inventories; production and technological difficulties, including capacity and supply constraints; energy prices and supplies; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the company operates.

      The company's outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The company, however, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

Second Quarter 2002 Press Release
(millions of dollars and shares except per share amounts)

	Three Months Ended April 30				Six Months Ended April 30
	2002	2001		% Change	2002	2001		% Change
Net sales and revenues:
Agricultural equipment net sales	$1908	$1798	**	+6	$3088	$3042	**	+2
Commercial and consumer
equipment net sales	883	840	**	+5	1241	1242	**
Construction and forestry net sales	602	608	**	-1	989	1092	**	-9
Other net sales	16	16			29	29

Total net sales*	3409	3262	**	+5	5347	5405	**	-1
Credit revenues	373	359		+4	748	726		+3
Other revenues	205	188		+9	414	383		+8
Total net sales and revenues*	$3987	$3809	**	+5	$6509	$6514	**

Operating profit (loss):
Agricultural equipment	$173	$131		+32	$157	$220		-29
Commercial and consumer equipment	80	70	**	+14	37	77	**	-52
Construction and forestry	(22)	28	**		(88)	19	**
Credit	79	64		+23	197	144		+37
Other	(7)	(10)		-30	(11)	(21)		-48

Total operating profit*	303	283		+7	292	439		-33
Interest, corporate expenses
and income taxes	(161)	(155)		+4	(188)	(255)		-26

Net income	$142	$128		+11	$104	$184		-43

Per Share:
Net income - basic	$.60	$.55		+9	$.44	$.79		-44
Net income - diluted	$.59	$.54		+9	$.43	$.78		-45

* Includes overseas equipment operations:
Net sales	$959	$860	**	+12	$1569	$1444	**	+9
Operating profit	$85	$73		+16	$101	$125		-19

**

As of November 1, 2001, the manufacture of skid steer loaders was transferred from the commercial and consumer equipment segment to the construction and forestry segment. Second quarter and first six months 2001 results for these segments were restated for sales of $41 million $72 million, and operating losses of $6 million and $12 million, respectively, related to these operations. In the fourth quarter of 2001, the Company adopted Emerging Issues Task Force Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, which increased sales and cost of sales by the same amounts. As a result, second quarter and first six months 2001 sales increased by $33 million and $58 million (agricultural equipment $19 million and $35 million, commercial and consumer equipment $8 million and $11 million, and construction and forestry $6 million and $12 million, respectively). Overseas sales increased $6 million and $10 million, respectively.

		April 30 2002		October 31 2001			April 30 2001
Consolidated:
Trade accounts and notes receivable - net		$3517		$2923			$3994
Inventories		$1807		$1506			$2173

Financial Services:
Financing receivables and leases
financed - net		$9328		$11078			$9665
Financing receivables and leases
administered - net		$12481		$12725			$11895

Average shares outstanding		237.8		235.0			234.7

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME Three Months Ended April 30	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)		EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)		FINANCIAL SERVICES

Millions of dollars except per share amounts	Three Months Ended Apr 30		Three Months Ended Apr 30		Three Months Ended Apr 30
(Unaudited)	2002	2001	2002	2001	2002	2001

Net Sales and Revenues
Net sales	$3409.0	$3261.9	$3409.0	$3261.9
Finance and interest income	328.6	356.3	14.5	26.3	$357.0	$338.7
Health care premiums and fees	170.0	143.5			174.6	148.2
Investment income	3.2	3.0			3.2	3.0
Other income	75.7	44.3	28.3	29.1	58.5	23.7

Total	3986.5	3809.0	3451.8	3317.3	593.3	513.6

Costs and Expenses
Cost of sales	2749.6	2628.4	2753.3	2632.4
Research and development expenses	132.0	153.5	132.0	153.5
Selling, administrative and general expenses	450.5	403.0	292.7	301.2	159.4	102.4
Interest expense	156.7	201.8	54.2	71.4	105.5	139.2
Interest compensation to Financial Services			39.8
Health care claims and costs	141.7	118.6			141.7	118.6
Other operating expenses	115.9	89.1	26.3	14.0	100.1	83.7

Total	3746.4	3594.4	3298.3	3172.5	506.7	443.9

Income of Consolidated Group
Before Income Taxes	240.1	214.6	153.5	144.8	86.6	69.7
Provision for income taxes	93.1	81.6	58.6	55.7	34.5	25.8

Income of Consolidated Group	147.0	133.0	94.9	89.1	52.1	43.9

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	(1.1)	(1.6)	47.3	39.6	(1.1)	(1.6)
Other	(4.1)	(3.6)	(.4)	(.9)

Total	(5.2)	(5.2)	46.9	38.7	(1.1)	(1.6)

Net income	$141.8	$127.8	$141.8	$127.8	$51.0	$42.3

Per Share:
Net income - basic	$.60	$.55
Net income - diluted	$.59	$.54

See Notes to Interim Financial Statements. Supplemental consolidating data are shown for the "Equipment Operations" and "Financial Services". Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME Six Months Ended April 30	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)		EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)		FINANCIAL SERVICES

Millions of dollars except per share amounts	Six Months Ended Apr 30		Six Months Ended Apr 30		Six Months Ended Apr 30
(Unaudited)	2002	2001	2002	2001	2002	2001

Net Sales and Revenues
Net sales	$5346.5	$5404.8	$5346.5	$5404.8
Finance and interest income	667.9	718.8	32.2	52.9	$719.6	$682.1
Health care premiums and fees	331.5	278.4			340.4	287.6
Investment income	6.2	6.0			6.2	6.0
Other income	156.5	106.1	71.9	71.4	106.6	51.4

Total	6508.6	6514.1	5450.6	5529.1	1172.8	1027.1

Costs and Expenses
Cost of sales	4428.2	4348.9	4435.4	4356.8
Research and development expenses	259.2	287.8	259.2	287.8
Selling, administrative and general expenses	816.0	758.7	551.4	567.9	268.4	192.0
Interest expense	318.6	401.1	108.0	133.2	220.7	284.2
Interest compensation to Financial Services			73.8
Health care claims and costs	275.1	228.3			275.1	228.3
Other operating expenses	224.8	182.2	48.1	31.9	196.6	167.0

Total	6321.9	6207.0	5475.9	5377.6	960.8	871.5

Income (Loss) of Consolidated Group
Before Income Taxes	186.7	307.1	(25.3)	151.5	212.0	155.6
Provision (credit) for income taxes	68.7	114.3	(9.7)	58.3	78.4	55.9

Income (Loss) of Consolidated Group	118.0	192.8	(15.6)	93.2	133.6	99.7

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	(2.0)	(1.0)	123.3	92.1	(2.0)	(1.0)
Other	(12.4)	(7.6)	(4.1)	(1.1)

Total	(14.4)	(8.6)	119.2	91.0	(2.0)	(1.0)

Net income	$103.6	$184.2	$103.6	$184.2	$131.6	$98.7

Per Share:
Net income - basic	$.44	$.79
Net income - diluted	$.43	$.78

See Notes to Interim Financial Statements. Supplemental consolidating data are shown for the "Equipment Operations" and "Financial Services". Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)			EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)			FINANCIAL SERVICES

Millions of dollars (Unaudited)	Apr 30 2002	Oct. 31 2001	Apr 30 2001	Apr 30 2002	Oct. 31 2001	Apr 30 2001	Apr 30 2002	Oct. 31 2001	Apr 30 2001

Assets
Cash and cash equivalents	$2616.5	$1030.0	$484.4	$2122.8	$455.4	$142.0	$493.7	$574.7	$342.4
Cash equivalents deposited with
unconsolidated subsidiaries				601.9	1643.2	197.3

Cash and cash equivalents	2616.5	1030.0	484.4	2724.7	2098.6	339.3	493.7	574.7	342.4
Marketable securities	214.0	176.2	137.0				214.0	176.2	137.0
Receivables from unconsolidated
subsidiaries and affiliates	277.1	316.6	323.1	188.7	271.8	382.5	273.2	333.0	263.1
Trade accounts and notes
receivable - net	3517.3	2922.5	3993.9	1301.6	1050.7	3993.9	2571.9	2225.6
Financing receivables - net	7670.2	9198.9	7851.0	43.7	49.7	94.8	7626.5	9149.2	7756.2
Other receivables	382.8	388.9	311.8	200.3	260.8	169.2	182.4	128.1	142.5
Equipment on operating leases - net	1713.9	1939.3	1915.0	12.7	10.6	6.2	1701.2	1928.6	1908.8
Inventories	1806.7	1505.7	2173.2	1806.7	1505.7	2173.2
Property and equipment - net	2010.1	2052.3	1929.2	1972.8	2012.8	1886.6	37.3	39.5	42.5
Investments in unconsolidated
subsidiaries and affiliates	190.2	198.4	209.3	2315.5	2383.8	1640.3	10.9	6.6	7.5
Intangible assets - net	853.6	874.0	795.6	852.8	873.1	794.7	.7	.8	.9
Prepaid pension costs	678.7	652.0	650.5	678.7	652.0	650.5
Other assets	423.1	420.8	385.6	169.5	151.4	150.7	253.7	269.4	235.0
Deferred income taxes	971.8	883.1	792.5	1035.1	944.3	857.1	1.1	.3	2.9
Deferred charges	113.4	104.4	147.8	93.4	90.6	138.2	20.0	13.9	9.5

Total	$23439.4	$22663.1	$22099.9	$13396.2	$12355.9	$13277.2	$13386.6	$14845.9	$10848.3

Liabilities and Stockholders' Equity
Short-term borrowings	$4971.4	$6198.5	$5665.1	$851.2	$773.4	$1928.1	$4120.2	$5425.1	$3737.0
Payables to unconsolidated
subsidiaries and affiliates	42.0	16.6	63.7	57.9	52.2	131.5	770.8	1895.8	452.0
Accounts payable and accrued
expenses	2900.4	3097.1	2972.0	2686.9	2676.4	2166.3	569.7	774.5	805.7
Health care claims and reserves	109.3	100.3	79.7				109.3	100.3	79.7
Accrued taxes	136.5	44.1	89.1	129.4	36.5	78.5	7.1	7.6	10.6
Deferred income taxes	19.6	12.9		3.1	4.5		80.9	69.9	67.5
Long-term borrowings	8471.5	6560.7	6428.5	2912.3	2210.2	2196.9	5559.1	4350.5	4231.6
Retirement benefit accruals
and other liabilities	2698.6	2640.7	2461.0	2665.3	2610.5	2435.1	33.3	30.2	25.9

Total liabilities	19349.3	18670.9	17759.1	9306.1	8363.7	8936.4	11250.4	12653.9	9410.0
Stockholders' equity	4090.1	3992.2	4340.8	4090.1	3992.2	4340.8	2136.2	2192.0	1438.3

Total	$23439.4	$22663.1	$22099.9	$13396.2	$12355.9	$13277.2	$13386.6	$14845.9	$10848.3

See Notes to Interim Financial Statements. Supplemental consolidating data are shown for the "Equipment Operations" and "Financial Services". Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

DEERE & COMPANY CONDENSED STATEMENT OF CONSOLIDATED CASH FLOWS Six Months Ended April 30	CONSOLIDATED (Deere & Company and Consolidated Subsidiaries)		EQUIPMENT OPERATIONS (Deere & Company with Financial Services on the Equity Basis)		FINANCIAL SERVICES

	Six Months Ended Apr 30		Six Months Ended Apr 30		Six Months Ended Apr 30
Millions of dollars (Unaudited)	2002	2001	2002	2001	2002	2001

Cash Flows from Operating Activities
Net income	$103.6	$184.2	$103.6	$184.2	$131.6	$98.7
Adjustments to reconcile net income to net cash provided
by (used for) operating activities	(328.8)	(1231.7)	(133.8)	(1583.1)	215.6	262.7

Net cash provided by (used for) operating activities	(225.2)	(1047.5)	(30.2)	(1398.9)	347.2	361.4

Cash Flows from Investing Activities
Collections of receivables	3734.3	3243.0	11.3	31.1	6550.9	3211.9
Proceeds from sales of financing receivables	2613.0	1400.9			2613.0	1400.9
Proceeds from maturities and sales of marketable securities	28.1	21.7			28.1	21.7
Proceeds from sales of equipment on operating leases	308.6	203.9	.7	2.0	307.8	201.8
Proceeds from sales of businesses	50.1		50.1
Cost of receivables acquired	(4933.7)	(4291.2)	(6.8)	(1.2)	(8104.6)	(4290.0)
Purchases of marketable securities	(67.1)	(28.6)			(67.1)	(28.6)
Purchases of property and equipment	(142.6)	(181.1)	(140.7)	(176.1)	(1.9)	(5.0)
Cost of operating leases acquired	(249.9)	(349.4)	(4.2)	(3.5)	(245.7)	(345.9)
Acquisitions of businesses, net of cash acquired	(11.7)	(250.3)	(4.5)	(245.1)	(7.3)	(5.1)
Decrease (increase) in receivables with unconsolidated affiliates	10.2	(55.3)			40.8	(55.3)
Other	(80.7)	82.9	8.4	18.4	(89.1)	54.7

Net cash provided by (used for) investing activities	1258.6	(203.5)	(85.7)	(374.4)	1024.9	161.1

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(1145.9)	(554.3)	124.9	943.0	(1270.9)	(1497.3)
Change in intercompany receivables/payables			62.7	125.0	(1104.0)	(476.0)
Proceeds from long-term borrowings	3179.7	3148.9	699.9	539.4	2479.8	2609.6
Principal payments on long-term borrowings	(1406.5)	(1047.4)	(75.0)	(32.5)	(1331.5)	(1015.0)
Proceeds from issuance of common stock	33.4	5.9	33.4	5.9
Repurchases of common stock	(1.2)	(1.3)	(1.2)	(1.3)
Dividends paid	(104.0)	(103.2)	(104.0)	(103.2)	(222.9)	(10.0)
Other	(1.8)	(1.4)	(1.8)	(1.4)		9.8

Net cash provided by (used for) financing activities	553.7	1447.2	738.9	1474.9	(1449.5)	(378.9)

Effect of Exchange Rate Changes on Cash	(.6)	(3.5)	3.1	(2.0)	(3.6)	(1.5)

Net Increase (Decrease) in Cash and Cash Equivalents	1586.5	192.7	626.1	(300.4)	(81.0)	142.1
Cash and Cash Equivalents at Beginning of Period	1030.0	291.7	2098.6	639.7	574.7	200.3

Cash and Cash Equivalents at End of Period	$2616.5	$484.4	$2724.7	$339.3	$493.7	$342.4

See Notes to Interim Financial Statements. Supplemental consolidating data are shown for the "Equipment Operations" and "Financial Services". Transactions between the "Equipment Operations" and "Financial Services" have been eliminated to arrive at the "Consolidated" data.

Notes to Interim Financial Statements

(1)

The "Consolidated" (Deere & Company and Consolidated Subsidiaries) data in each of the financial statements represent the consolidation of all Deere & Company's subsidiaries. In the supplemental consolidating data in each of the financial statements, "Equipment Operations" (Deere & Company with Financial Services on the Equity Basis) include the Company's agricultural equipment, commercial and consumer equipment, construction and forestry and special technologies operations, with Financial Services reflected on the equity basis. Data relating to the above equipment operations, including the consolidated group data in the income statement, are also referred to as "Equipment Operations" in this report. The supplemental "Financial Services" consolidating data in each of the financial statements include Deere & Company's credit and health care operations.

(2)	Dividends declared and paid on a per share basis were as follows:

		Three Months Ended		Six Months Ended
		April 30		April 30

		2002	2001	2002	2001

	Dividends declared	$.22	$.22	$.44	$.44
	Dividends paid	$.22	$.22	$.44	$.44

(3)

The calculation of basic net income per share is based on the average number of shares outstanding during the six months ended April 30, 2002 and 2001 of 237.8 million and 234.7 million, respectively. The calculation of diluted net income per share recognizes primarily the dilutive effect of the assumed exercise of stock options.

(4)

In the fourth quarter of 2001, the Company adopted Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. The Task Force reached a consensus that all shipping and handling amounts billed to a customer in a sale transaction should be classified as revenue. Prior to adoption, the Company offset the amounts billed to customers for shipping and handling with the related costs in cost of sales. As a result of the adoption, sales and cost of sales were increased by $33 million in the second quarter and $58 million in the first six months. The change was 1 percent of sales and had no effect on the Company's financial position or net income.

(5)	Comprehensive income, which includes all changes in the Company's equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended April 30		Six Months Ended April 30

	2002	2001	2002	2001

Net income	$141.8	$127.8	$103.6	$184.2

Other comprehensive income (loss), net of tax:

Change in cumulative translation adjustment	20.7	(49.2)	32.1	(16.0)

Unrealized gain on investments	.3	.1	.4	1.9

Unrealized gain (loss) on derivatives	15.0	(11.1)	32.7	(39.8)

Comprehensive income	$177.8	$67.6	$168.8	$130.3